EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-48402 on Form S-8 of Lakeland Financial Corporation of our report dated June 22, 2022 appearing in this Annual Report on Form 11-K of Lakeland Financial Corporation 401(k) Plan for the year ended December 31, 2021.

/s/ Crowe LLP
Crowe LLP

New York, New York
June 22, 2022